Exhibit 99.1
Investor and Media Contact:
Michelle Edwards, Investor Relations
medwards@oxigene.com
415-315-9413
OXiGENE Reports First Quarter 2008 Results
WALTHAM, MA – May 5, 2008 — OXiGENE, Inc. (NASDAQ: OXGN, XSSE: OXGN), a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, reported financial results for the quarter ended March 31, 2008 and presented an update on recent clinical and corporate progress.
Financial Results
The Company reported that the net loss for the first quarter of 2008 was $5.4 million, or $0.19 per share, compared with a net loss of $3.9 million, or $0.14 per share, for the same period in 2007.
The increase in loss is driven primarily by a higher level of clinical development activities, including the continued enrollment of the ZYBRESTAT™ (fosbretabulin) pivotal registration trial in anaplastic thyroid cancer (ATC) as well as the management of other ongoing clinical trials and drug development activities.
At March 31, 2008, OXiGENE had cash, cash equivalents and marketable securities of approximately $23.1 million compared with approximately $28.4 million on December 31, 2007.
“In the first quarter of 2008, we achieved a milestone in our drug development programs,” commented Richard Chin, OXiGENE’s President and CEO. “In the ZYBRESTAT oncology program, we enrolled the first patient in our randomized and controlled Phase II trial of ZYBRESTAT, bevacizumab and chemotherapy as a first-line regimen for non-small cell lung cancer. This study, which we believe is the first-ever controlled study evaluating the combination of a vascular disrupting agent and antiangiogenic drug, builds upon the encouraging soon-to-be-presented data generated in the Phase Ib combination clinical trial of ZYBRESTAT and bevacizumab.”
Clinical Highlights / Update
•	In March, the Company reported data from a primate ocular penetration study of topical ZYBRESTAT for ophthalmology which showed that applying either of two formulations of ZYBRESTAT topically to the surface of the eye resulted in concentrations of the drug in the target tissues (retina and choroid) that the
— more —

Company believes may be sufficient for therapeutic activity. The Company currently anticipates that it will file an IND for the topical ZYBRESTAT ophthalmology program by year-end and has opted to undertake further preclinical studies to better understand the drug’s therapeutic index and determine an optimal dosing regimen.

•	Also in March, the Company began dosing patients in a randomized, controlled Phase II clinical trial that will evaluate a regimen comprising ZYBRESTAT, bevacizumab, and standard chemotherapy (carboplatin and paclitaxel) versus bevacizumab and standard chemotherapy as first-line treatment for patients with Stage IIIB/IV non-small cell lung cancer (NSCLC). The anticipated duration of the trial is 24 months, and the Company expects to report initial top-line data from this trial in the second half of 2009.
Corporate Highlights
•	In February, OXiGENE announced that it had established a Committed Equity Financing Facility (CEFF) with Kingsbridge Capital Limited, which the Company believes has increased its financial flexibility. Under the terms of the CEFF, OXiGENE can access up to $40 million from Kingsbridge in exchange for newly-issued shares of OXiGENE common stock. Subject to certain restrictions, OXiGENE, at its discretion, may periodically sell and Kingsbridge is obligated to purchase common stock, up to a maximum total share amount (approximately 5.7 million total shares) or total capital amount ($40 million). OXiGENE may access the capital at any time for up to three years after the SEC declares effective a Registration Statement on Form S-1 filed by the Company on May 2, 2008 to register the securities issued and issuable to Kingsbridge under the CEFF.
Upcoming Milestones / Events
•	In May, at the 11th International Workshop on the Tumor Microenvironment, Hypoxia, Angiogenesis and Vasculature, the Company plans to present results from topical-route, ocular penetration studies in primates and rabbits. This will be the first formal presentation of the previously-announced data from these studies.

•	In June, at the annual meeting of the American Society of Clinical Oncology (ASCO), the Company plans to present data from the recently-completed Phase Ib clinical trial that evaluated the combination of ZYBRESTAT and bevacizumab in patients with advanced solid tumors. Data from the ongoing Phase I clinical trial of OXi4503 in patients with advanced solid tumors will also be presented at ASCO.
— more —

Members of OXiGENE’s management team will review first quarter results via a webcast and conference call today at 2:00 p.m. EDT (11:00 a.m. PDT). To listen to a live or an archived version of the audio webcast, please log on to the Company’s website, www.oxigene.com. Under the “Investor Center” tab, select the link to “Presentations & Conference Calls.”
OXiGENE’s earnings conference call can also be heard live by dialing (888) 656-7434 in the United States and Canada, and (913) 312-0659 for international callers, five minutes prior to the beginning of the call. A replay will be available starting at 5:00 p.m. EDT, (2:00 p.m. PDT) on May 5, 2008 and ending at 5:00 p.m. EDT (2:00 p.m. PDT) on Monday, May 12, 2008. To access the replay, please dial (888) 203-1112 if calling from the United States or Canada, or (719) 457-0820 from international locations. Please refer to replay pass code 1450115.
About ZYBRESTAT (fosbretabulin)
ZYBRESTAT is currently being evaluated in a pivotal registration study in ATC under a Special Protocol Assessment agreement with the U.S. Food and Drug Administration (FDA). OXiGENE believes that ZYBRESTAT is poised to become the first therapeutic product in a novel class of small-molecule drug candidates called vascular disrupting agents (VDAs). Through interaction with vascular endothelial cell cytoskeletal proteins, ZYBRESTAT selectively targets and collapses tumor vasculature, thereby depriving the tumor of oxygen and causing death of tumor cells. In clinical studies in solid tumors, ZYBRESTAT has demonstrated potent and selective activity against tumor vasculature, as well as clinical activity against ATC, ovarian cancer, and various other solid tumors. In clinical studies in patients with forms of macular degeneration, intravenously-administered ZYBRESTAT has demonstrated clinical activity, and the Company is working to develop a convenient and patient-friendly topical formulation of ZYBRESTAT for ophthalmological indications.
About OXi4503
OXi4503 (combretastatin A1 di-phosphate / CA1P) is a dual-mechanism VDA that is being developed in clinical studies for the treatment of solid and liquid tumors. Like its structural analog, ZYBRESTAT(TM) (fosbretabulin / CA4P), OXi4503 has been observed to block and destroy tumor vasculature, resulting in extensive tumor cell death and necrosis. In addition, preclinical data indicates that OXi4503 is metabolized by oxidative enzymes (e.g., tyrosinase and peroxidases), which are elevated in many solid tumors and tumor white blood cell infiltrates, to an orthoquinone chemical species that has direct cytotoxic effects on tumor cells. Preclinical studies have shown that OXi4503 has (i) single-agent activity against a range of xenograft tumor models; and (ii) synergistic or additive effects when incorporated in various combination regimens with chemotherapy, molecularly-targeted therapies (including tumor-angiogenesis inhibitors),
— more —

and radiation therapy. OXi4503 is currently being evaluated as a monotherapy in a Phase I dose-escalation clinical trial in patients with advanced solid tumors.
About OXiGENE
OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The company’s major focus is developing VDAs that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and -enhancing medicines to patients.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, enrollment rate for patients in the ZYBRESTAT pivotal trial for anaplastic thyroid cancer, interim analysis of the same, timing of the IND filing and Phase I trial initiation for topical ZYBRESTAT, timing of a Phase II clinical trial of ZYBRESTAT and bevacizumab in NSCLC, timing or execution of a strategic collaboration on any product or indication, and cash utilization rate for 2008. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
# # #

OXiGENE, Inc.
Condensed Balance Sheets
(All amounts in 000’s)
(Unaudited)

	March 31,	December 31,
	2008	2007
Assets

Cash, cash equivalents and marketable securities	$23,113	$28,438
Licensing agreement	654	679
Other assets	1,013	947

Total assets	$24,780	$30,064

Liabilities and stockholders’ equity

Accounts payable and accrued liabilities	$5,067	$5,207
Total stockholders’ equity	19,713	24,857

Total liabilities and stockholders’ equity	$24,780	$30,064

OXiGENE, Inc.
Condensed Statements of Operations
(All amounts in 000’s except per share amounts)
(Unaudited)

	Three months ended
	March 31,
	2008	2007
Costs and expenses:

Research and development	$3,689	$2,389
General and administrative	2,048	2,124

Total costs and expenses:	5,737	4,513

Operating loss	(5,737)	(4,513)

Investment income	287	572
Other (expense) income, net	5	(7)

Net loss	$(5,445)	$(3,948)

Basic and diluted net loss per common share	$(0.19)	$(0.14)

Weighted average number of common shares outstanding	28,070	27,875